Exhibit 23.3

Consent of Hacker, Johnson & Smith PA

We consent to the incorporation by reference in the Registration Statement on Form S-3 of Boston Private Financial Holdings, Inc. (the “Company”), dated April 21, 2009, of our report dated February 26, 2008 with respect to the consolidated financial statements of Gibraltar Private Bank & Trust Company which appears in the December 31, 2007 annual report on Form 10-K of the Company and to the reliance by KPMG LLP upon such report in its March 12, 2008 report which appears in the December 31, 2007 Annual Report on Form 10-K of the Company. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Hacker, Johnson & Smith PA

HACKER, JOHNSON & SMITH PA

Fort Lauderdale, Florida

April 21, 2009